Exhibit 99.1

EcoloCap Signals Renewed Vigor in the Carbon Credit Market.

Acquisition of Micro Bubble Technology on track

June 12, 2009 (Montreal)- EcoloCap Solutions Ltd. (ECOS-OTCBB) (“EcoloCap”), wants to signal a marked increase in both price and trading volume in the Carbon Credit market.

After a softening of the market in line with the world wide financial and economic slowdown the situation is again favorable for “CER Aggregators” both in price and volume of business. This has a direct impact on stock price of companies such as EcoloCap.

Says Dr Tri Vu Truong, President and CEO of EcoloCap: “Our market is showing very strong signs of revitalization. We have recently signed a number of new projects and we are being offered an unprecedented number of additional opportunities.  The upcoming talks on the next phase of the Kyoto accord, along with the expected US’s participation  and strong commitment of China and Japan in a worldwide CO2 reduction scheme greatly enhance the market potential. In this context we have also signed  NDAs with financial and technical  partners having  strong interests in our potential market  in order to accelerate the validation process as well as facilitate the implementation of these  projects ”

EcoloCap also wants to confirm that the due diligence process relating to the acquisition of Micro Bubble Technology is progressing very satisfactorily and we hope to close that transaction before the projected ninety days. Michael Siegel, President of Micro Bubble will, in the following days, publish an update on the activities of the company.

About EcoloCap Solutions, Inc.

EcoloCap is a US-listed, international company focused on the commercial development of green energy projects in emerging economies, especially in Asia. Rising energy costs, climate change concerns, and the need to reduce greenhouse gases create an unparalleled opportunity for the development of renewable, sustainable energy sources which will be a significant, long-term opportunity for the 21st century.

To maximize shareholder value EcoloCap is focused on projects which qualify for Carbon Emission Reduction credits (CERs) registered under the Clean Development Mechanism (CDM) of the United Nations’ Kyoto Protocol.  EcoloCap utilizes its know-how, capital, technology, engineering expertise, and on the ground operations management to work with governments and enterprises in emerging economies in order to successfully reduce greenhouse gases for both capture and utilization.  By this process EcoloCap acquires UN Certified Carbon Credits (CERs) at favorable cost, which are then sold on the world market at prevailing prices. For more information please visit www.ecolocap.com.

Contact:
EcoloCap Solutions, Inc.
Investor Relations

Richard Nitto

Tel: 732-804-2319